Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in this Registration Statement (Form S-3) and related Prospectus of The Lincoln National Life Insurance Company for the registration of interests in a separate account under individual flexible payment deferred variable annuity contracts and to the incorporation by reference therein of our report dated March 13, 2018, with respect to the consolidated financial statements and schedules of The Lincoln National Life Insurance Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

Philadelphia, Pennsylvania

May 14, 2018